Exhibit 4.24	Company Number: 08142682

INACCESS HOLDINGS LIMITED

ARTICLES OF ASSOCIATION

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

INACCESS HOLDINGS LIMITED (the “Company”)

(the “Articles”)

(As adopted by special resolution of the Company passed on 7 July 2016)

PART 1

Preliminary Matters

1.	PRELIMINARY

1.1.	Model Articles

These Articles adopt the model articles for private companies limited by shares contained in Schedule 1 to the Companies (Model Articles) Regulations 2008 (SI 2008/3229) (the “Model Articles”), but only insofar as these Articles do not exclude or modify the Model Articles. Articles 13, 14, 21, 22(2), 26(5) and 44(4) of the Model Articles shall not apply to the Company.

1.2.	Defined terms incorporated by reference

Save as defined in these Articles or, insofar as these Articles do not exclude or modify the same, the Model Articles, words and expressions contained in these Articles bear the same meaning as in the Companies Act 2006 unless the context otherwise requires.

1.3.	Definitions

In these Articles, the following terms shall, unless the context otherwise requires, have the following meanings:

“A1Preference Shares” means the series A1 convertible and redeemable preference shares of £1.00 each having the rights set out in these Articles;

“A2 Preference Shares” means the series A2 convertible and redeemable preference shares of £1.00 each having the rights set out in these Articles;

“A Preference Shares” means the A1 Preference Shares and the A2 Preference Shares;

“Act” means the Companies Act 2006;

“Adoption” means the date of adoption of these Articles by the Company;

“Affiliate” in respect of any undertaking, means its subsidiary undertakings and parent undertakings and the subsidiary undertakings of each such parent undertaking;

“Arrears” in relation to any Share, means all accruals, deficiencies and arrears of any dividend in respect of such Share;

“As Converted Basis” means, in reference to any calculation or number, that such calculation shall be made, or number determined, on that basis that each A Preference Share is equivalent to such number of Ordinary Shares into which such A Preference Share may then be converted in accordance with Article 6 or Article 7 (as the case may be) at the then applicable Conversion Ratio;

“Associate” in respect of any person (the “Principal Person”), means:

a)	any other person connected with the Principal Person; and

b)	any other person who the Board (acting reasonably and in good faith) determines to be otherwise closely associated with the Principal Person (as may include, if so determined by the Board and without limitation, any Permitted Transferee of the Principal Person);

“Auditors” means the auditors of the Company;

“Bad Leaver” means a person whose engagement as a director or employee of, or consultant to, a member of the Company’s Group ceases (or where notice to cease such engagement has been given) in circumstances that would allow such engagement to be terminated by reason of such person’s fraud, dishonesty, gross misconduct, material breach of obligation, or other circumstance by reason of which such person may be summarily dismissed;

“BGL” means Bluenrgy Group Limited, a company organised and existing under the laws of the Commonwealth of Australia;

“BGL Default” means the failure to complete the Phase II Closing on or before the Phase II Closing Date as a result of BGL’s default in respect of its obligations under the relevant documents prepared to give effect to Phase II Closing, but excludes a decision by BGL to issue a No-Exercise Notice;

“BGL Transfer” means the purchase by BGL (or its Affiliates) of Relevant Securities in connection with Phase II Closing and/or Phase III Closing or otherwise;

“Board” means the directors of the Company or a quorum of such directors present at a meeting of the board of directors or duly authorised sub-committee thereof;

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in London, England;

“Business Sale” means the sale or transfer of the whole, or substantially the whole, of the business and assets of the Company;

“Capital Reorganisation” means any:

a)	issue of shares in the capital of the Company fully or partly paid up pursuant to a capitalisation of profits or reserves;

b)	sub-division or consolidation of shares in the capital of the Company;

c)	redesignation or re-classification of any shares in the capital of the Company; the redemption or repurchase of any shares in the capital of the Company; or

d)	any other reorganisation of the share capital of the Company;

“Compulsory Transfer Event” means any of the events described as Compulsory Transfer Events in Articles 14.1(a) and 14.1(b);

“Control” has the meaning ascribed to it by section 1124 of the Corporation Tax Act 2010;

“Controlling Interest” means the possession, directly or indirectly, of interests in Shares conferring the right to exercise a majority in number of all votes as may be exercisable at a general meeting of the members of the Company;

“Conversion Ratio”means 1:1,subject to any adjustment made in accordance with Article 6.7;

“Date of Acquisition” means:

a)	such date as the Company shall have expressly agreed in writing to be the “Date of Acquisition” for the purpose of the application of these Articles in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued); or

b)	in the absence of such express written agreement, the date on which the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued) were first acquired by the relevant Leaver (or, if earlier, any of his Permitted Transferees or Associates).

In the case of any ambiguity or uncertainty, the Date of Acquisition in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued) shall be such date as the Board shall determine (and such determination shall be final and binding on all persons (save in the case of fraud by the Board));

“Group” in respect of any undertaking, such undertaking together with its Affiliates;

“Holder” or “Shareholder” means, in relation to any Share, the member whose name is for the time being entered in the register of members of the Company as the holder of that Share;

“Independent Expert” means an accountant or other expert (acting as expert and not as an arbitrator) nominated by the Company and who, in the opinion of the Board, has no personal interest which might be reasonably expected to conflict with the performance of the role for which he is so nominated;

“Leaver” means any person who ceases to be a director or employee of, or a consultant to, the Company or any other member of the Company’s Group (and who does not thereafter continue as either a director or employee of, or a consultant to, any member of the Company’s Group);

“Liquidation Event” means a return of assets by the Company to Shareholders on a liquidation or capital reduction (including following a Business Sale);

“Market Value” has the meaning give to it in Article 14.4;

“Monthly Proportion” means:

a)	in respect of any relevant month, such proportion as the Company shall have expressly agreed in writing to be the “Monthly Proportion” for that month for the purpose of the application of these Articles in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued); or

b)	in the absence of such express written agreement, that proportion which is equal to 1/N where “N” is the number of months comprising the total Vesting Period applicable in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued).

In the case of any ambiguity or uncertainty, the Monthly Proportion for any month(s) in respect the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued) shall be such period as the Board shall determine (which determination shall be final and binding on all persons (save in the case of fraud by the Board));

“No-Exercise Notice” means a notice served by BGL (or an Affiliate of BGL) pursuant to the purchase agreement setting out the terms of Phase II Closing notifying the relevant parties that BGL (or its Affiliates) will not proceed with Phase II Closing;

“Nominating Shareholder” has the meaning given to such term in Article 20;

“Option Pool” has the meaning given to it in the Subscription and Shareholders’ Agreement;

“Ordinary Shares” means ordinary shares of £1.00 each in nominal value having the rights set out in these Articles;

“Permitted Issue” means:

a)	an allotment or issue of (or agreement to allot or issue) Relevant Securities pursuant to any sub-division of Shares; or

b)	the grant of options from the Option Pool;

“Permitted Transfer” means a transfer of Shares permitted by Article 12;

“Permitted Transferee” means a person to which Shares may be transferred pursuant to a Permitted Transfer;

“Phase II Closing” means completion of the sale and purchase by BGL (or any of its Affiliates) of such number of Relevant Securities that represents approximately 70% in number of the Relevant Securities in issue on the Phase II Closing Date;

“Phase II Closing Date” means 16 January 2017, or such earlier date as BGL may notify to the Company in writing;

“Phase III Closing” means completion of the sale and purchase by BGL (or any of its Affiliates) of all Relevant Securities not already owned by it on the Phase III Closing Date;

“Phase III Closing Date” means 15 July 2017 or such earlier date as may be permitted under the purchase agreement setting out the terms of Phase III Closing;

“Privileged Relation” in relation to any individual, means the spouse or civil partner (as defined in the Civil Partnership Act 2004) or widow of such individual and the descendants (including step and adopted children) of such individual;

“PTCF” means Piraeus TA.NE.O. Capital Fund, a Greek Venture Capital Mutual Fund (“A.K.E.S.”) established under the laws of Greece and having its registered office at 10 Stadiou Street, 10564 Athens, Greece;

“Qualifying Shareholder” means a Holder of not less than ten per cent. (10%) in number of the Shares (calculated on an As Converted Basis), provided that PTCF shall be a Qualifying Shareholder for so long as it holds at least one Share;

“Relevant Securities” means:

a)	Shares; and

b)	any other security, option, warrant, agreement or instrument which confers any right to subscribe, exchange for, convert into or otherwise acquire any Share(s);

“Sale” means a Business Sale or Share Sale;

“Sale Consideration Price” in respect of any Share, means such amount (if any) as would be paid in respect of such share if the proceeds of the relevant Share Sale were applied in accordance with Article 9.3 (subject to Article 9.3(b)). For the avoidance of doubt, the Sale Consideration Price in respect of a Share may be nil if no amount would be payable in respect of such Share if such proceeds were so applied in accordance Article 9.3 (subject to Article9.3(b));

“Sale Price” has the meaning given to it in Article 13.1(a);

“Series A Majority” means the Holders of a majority in number of issued A Preference Shares;

“Shares” means the Ordinary Shares and the A Preference Shares (and “Share” shall mean a share of any such class);

“Share Sale” means a sale or other transfer of the whole or any part of the issued share capital of the Company to any person (or any merger or scheme of arrangement resulting in any person holding shares in the capital of the Company) and resulting in that person (together with all persons (if any) acting in concert (within the meaning given in the City Code on Takeovers and Mergers) with such person) acquiring a Controlling Interest in the Company;

“Special Director” has the meaning given to such term in Article 20;

“Subscription and Shareholders Agreement” means the subscription and shareholders’ agreement entered into by the Shareholders and the Company on or around the date of Adoption;

“Subscription Price” in respect of any Share, means:

a)	subject to (c) below, such amount as the Company shall have expressly agreed in writing to be deemed to be the Subscription Price with respect to that Share;

b)	subject to (c) below, in the absence of such express written agreement, the amount paid up or credited as paid up on that Share; and

c)	notwithstanding the above, in respect of any A2 Preference Share held by PTCF (or any of its Permitted Transferees), shall be €66.147076;

“Vesting Period” means:

a)	such period as the Company shall have expressly agreed in writing to be the “Vesting Period” for the purpose of the application of these Articles in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued); or

b)	in the absence of such express written agreement, a period of 48 months.

In the case of any ambiguity or uncertainty, the Vesting Period in respect of the relevant Shares (or Relevant Securities pursuant to which the relevant Shares were subsequently issued) shall be such period as the Board shall determine (and such determination shall be final and binding on all persons (save in the case of fraud by the Board)).

For the avoidance of doubt, each Vesting Period in respect of any Share (or Relevant Security) shall commence on the Date of Acquisition in respect of such Share (or Relevant Security).

1.4.	Interpretation

Unless the context otherwise requires, the following rules of interpretation shall apply to these Articles:

(a)	the expression “connected” with reference to a person or group of persons has the meaning given to it in section 1122 and 1123 of the Corporation Taxes Act 2010 (subject to the deletion of section 1122(8));

(b)	references to the singular shall include the plural and vice versa;

(c)	references to any gender or neuter includes the other genders and the neuter;

(d)	references to a “person” shall be construed so as to include:

(i)	any individual, firm, body corporate, governmental authority, joint venture, association, undertaking, partnership or limited partnership (whether or not having separate legal personality); and

(ii)	a reference to the estate and successors of any such person.

(e)	“company” includes any body corporate;

(f)	for the purposes of the definition of a “Compulsory Transfer Event” and inArticles 21.1(c) and 21.1(d) every reference to an English legal term is deemed to include reference to any analogous legal term in any other jurisdiction;

(g)	references to “£” or “sterling” or “GBP” are to pounds sterling, the lawful currency of the United Kingdom;

(h)	references to “€” or “EUR” are to euros, the lawful currency of the eurozone; and

(i)	where any amount is designated in a currency other than GBP (a “Foreign Currency”) then, for the purposes of these Articles and the application of the provisions hereof, such Foreign Currency shall be equivalent and equal to such GBP amount as the Board may determine (acting reasonably and in good faith).

2.	LIMITED COMPANY

2.1.	The Company is a private company within the meaning of the Act and its registered office shall be situated in England & Wales.

2.2.	The liability of each member is limited to the amount, if any, unpaid on the shares held by him.

2.3.	The share capital of the Company is comprised of Ordinary Shares, A1 Preference Shares and A2 Preference Shares.

2.4.	No limit shall apply to the amount of the Company’s share capital.

PART 2

Share Rights

3.	DIVIDENDS

3.1.	All dividends and other distributions (other than made pursuant to any of Article 9 or as otherwise as expressly provided by these Articles) shall be paid to all Holders of Shares pro rata as to the number of Shares held by each Shareholder.

3.2.	Notwithstanding Article 3.1, any distribution made by way of issuing, or paying up (or crediting as being paid up) any amount in respect of, any shares in the capital of the Company shall be made in such manner as may be provided for in, or permitted by, these Articles or otherwise as may be approved in writing by the Board and a Series A Majority.

3.3.	No dividend or distribution (other than made pursuant to any of Article 9or as otherwise expressly required by these Articles) shall be made until all A Preference Shares have been redeemed in accordance with Article 8 and amounts due to any Holders of A Preference Shares as a result thereof have been paid to the relevant Holders (save with the written consent of all Holders of A Preference Shares).

3.4.	Notwithstanding Article 3.1 and for so long as any A Preference Shares remain outstanding, no dividend or distribution (other than made pursuant to any of Article 9 or as otherwise as expressly required by these Articles) shall be made in respect of the Ordinary Shares unless the Holders of A Preference Shares are entitled to participate in such dividend or distribution on an As Converted Basis. This Article3.4 may be disapplied by notice in writing to the Company from the Series A Majority (acting with the approval of the Board).

4.	VOTING

4.1.	Subject to any special rights or restrictions as to voting attached to any Shares by or in accordance with these Articles:

(a)	each Ordinary Share shall, on a poll, carry one vote per Ordinary Share; and

(b)	each A Preference Share shall, on a poll, carry one vote per A Preference Share (on an As Converted Basis).

4.2.	Polls

(a)	A poll on a resolution at a general meeting or class meeting may be demanded by any Shareholder entitled to vote on that resolution.

(b)	Polls must be taken in such manner as the chairman of the meeting directs. A poll on any question must be held either immediately or at such time and place as the chairman directs not being more than 14 days after the poll is demanded. The requirement to hold a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

4.3.	Written resolution

For the purposes of section 297 of the Act, a proposed written resolution of the members shall lapse if not passed by the end of such period after the circulation date of such resolution as is determined by the directors in respect of that resolution or, if no such period is so determined, the resolution shall lapse if not passed by the end of the period of 28 days beginning with its circulation date.

5.	VARIATION OF CLASS RIGHTS

5.1.	The special rights attached to the A1 Preference Shares, including (but not limited to) the rights conferred under Articles 3 (Dividends), 4 (Voting), 6 (Voluntary Conversion), 8 (Redemption Rights of A Preference Shares), 9 (Liquidation Events and Share Sales), 10 (Allotment of Relevant Securities), 12 (Permitted Transfers), 13 (Pre-emption on Share Transfers) and 15 (Co-sale Rights), may be varied or abrogated only with the consent by special resolution of the class of A1 Preference Shares (whether by way of written resolution or passed in a class meeting).

5.2.	The special rights attached to the A2 Preference Shares, including (but not limited to) the rights conferred under Articles 3 (Dividends), 4 (Voting), 6 (Voluntary Conversion), 8 (Redemption Rights of A Preference Shares), 9 (Liquidation Events and Share Sales), 10 (Allotment of Relevant Securities), 12 (Permitted Transfers), 13 (Pre-emption on Share Transfers),15 (Co-sale Rights) and the definitions of “Conversion Ratio” and “Subscription Price” as regards PTCF, may be varied or abrogated only with the consent by special resolution of the class of A2 Preference Shares (whether by way of written resolution or passed in a class meeting).

6.	VOLUNTARY CONVERSION

6.1.	Notwithstanding Article 8, each Holder of A Preference Shares may at any time convert all, or any part of, its holding of A Preference Shares into a number of Ordinary Shares calculated as follows:

WxX=Z

where:

W = the applicable Conversion Ratio;

X =the number of the A Preference Shares to be converted; and

Z =the number of Ordinary Shares into which the A Preference Shares to be so converted shall so convert.

6.2.	Such right of conversion may be effected by notice (a “Conversion Notice”) in writing given to the Company signed by the Holder of the relevant A Preference Shares. Conversion of A Preference Shares the subject of a Conversion Notice shall take effect upon receipt by the Company of such notice (or, if later, upon satisfaction of any further conditions as so specified in such Conversion Notice).

6.3.	Certificates in respect of A Preference Shares converted into Ordinary Shares shall thereupon be invalidated and shall be returned to the Company. The Company may withhold the issue of any new certificate in respect of the resulting Ordinary Shares pending its receipt of any certificate for such A Preference Shares (or an indemnity in a form approved by the Company in respect of a lost or destroyed certificate).

6.4.	The rights attaching to Ordinary Shares resulting from a conversion pursuant to this Article 6 shall rank paripassu in all respects with the rights attaching to all other Ordinary Shares (save as to the Subscription Price thereof and subject to Article 6.7).

6.5.	Nothing in this Article 6 shall entitle any person to any fraction of any Share and any such fraction of a Share shall be disregarded and may be otherwise applied by the Company at the discretion of the directors subject only to the Act.

6.6.	If at the time of conversion of any A Preference Shares any Arrears thereon are outstanding, then the aggregate amount of such Arrears shall be outstanding on the Ordinary Shares arising from such conversion (being divided pro rata amongst such Ordinary Shares).

6.7.	In the event of a Capital Reorganisation, the Auditors (acting as experts and not as arbitrators) shall determine whether it is fair and reasonable to adjust the Conversion Ratio and, if so determined, the Conversion Ratio shall be adjusted in such manner as is determined by the Auditors (acting as experts and not as arbitrators) to be fair and reasonable. For the avoidance of doubt, if so determined by the Auditors different Conversion Ratios may apply in respect of different Shares. The Auditor’s fees and expenses shall be paid by the Company.

7.	AUTOMATIC CONVERSION

7.1.	In the event that Phase II Closing does not occur on the Phase II Closing Date as a result of a BGL Default, the Company shall within three (3) Business Days following the BGL Default serve a notice in writing (the “Automatic Conversion Notice”) on the Holders of A1 Preference Shares (and any of their Permitted Transferees) giving notice to each such Holder that their A1 Preference Shares will automatically convert into Ordinary Shares on the date specified in the Automatic Conversion Notice, which shall be 10 days following the date of the BGL Default (the “Automatic Conversion Date”).

7.2.	If, following receipt of the Automatic Conversion Notice, the Holders of A1 Preference Shares do not remedy the BGL Default by the Automatic Conversion Date, all A1 Preference Shares shall convert into Ordinary Shares in accordance with the formula set out in Article 6.1.

7.3.	Articles 6.3, 6.4,6.5 and 6.7 shall apply to a conversion of A1 Preference Shares into Ordinary Shares pursuant to this Article 7mutatis mutandis.

7.4.	Any Arrears outstanding on an A1 Preference Share converted pursuant to this Article 7 shall be extinguished upon such conversion.

8.	REDEMPTION RIGHTS OF A PREFERENCE SHARES

8.1.	The A Preference Shares shall not be redeemable if Phase II Closing occurs on or before the Phase II Closing Date (as extended by the period of time set out in Article 7.2).

8.2.	If Phase II Closing does not occur on or before the Phase II Closing Date (as extended by the period of time set out in Article 7.2):

(a)	in circumstances (i) other than as a result of a BGL Default; or (ii) as a result of a BGL Default but where automatic conversion of the A1 Preference Shares does not occur in accordance with Article 7, the A1 Preference Shares; and

(b)	in any circumstances, the A2 Preference Shares,

shall, in each case and subject to Article 6.1 and the Act, be redeemable by the Company in whole and not in part at any time following the Phase II Closing Date (as extended by the period of time set out in Article 7.2) in accordance with Articles 8.4 to 8.6 (inclusive).

8.3.	If Phase II Closing does not occur on or before the Phase II Closing Date (as extended by the period of time set out in Article 7.2) and there is a Share Sale after the Phase II Closing Date, all A Preference Shares not sold as part of that Share Sale shall be redeemed by the Company on the date that is 10 Business Days after completion of Share Sale without the need for any further action on behalf of a Holder of A Preference Shares or the Company in accordance with Articles 8.5 to 8.6 (inclusive).

8.4.	The Company shall give to the Holders of the A Preference Shares falling to be redeemed prior notice in writing of the redemption (the “Company Redemption Notice”). The Company Redemption Notice shall:

(a)	specify the date fixed for redemption;

(b)	provide full disclose of any discussions and/or negotiations between the Company (or any directors) and any potential purchasers of the Company’s Shares;

(c)	contain the following statement by a director “I, [name], a director of Inaccess Holdings Limited (company number 08142682) (the “Company”) hereby confirm that, as of the date of this notice, which is provided in accordance with Article 8 of the articles of association of the Company, and save as set out herein, there are no negotiations or discussions ongoing or proposed with any party or parties that relate to or have as their subject matter the potential sale of the entire issued share capital of the Company or any other matter not previously disclosed that could materially increase the enterprise value of the Company”; and

(d)	be given not less than 20 Business Days nor more than 28 Business Days prior to the date fixed for redemption.

8.5.	On the date fixed for redemption, each of the Holders of the A Preference Shares falling to be redeemed shall be bound to deliver to the Company, at the Company’s registered office, the certificate(s) for such A Preference Shares (or an indemnity, in a form reasonably satisfactory to the Board, in respect of any lost certificate) in order that the same may be cancelled.

8.6.	There shall be paid on the redemption of each A Preference Share an amount equal to:

(a)	the Subscription Price thereof; and

(b)	all Arrears in respect thereof, calculated down to and including the date of actual payment.

and such aggregate amount shall, subject to the Company having sufficient lawful reserves or other monies which may be lawfully applied for such redemption, at that time become a debt due from and immediately payable by the Company to the Holders of such A Preference Shares.

PART 3

Distributions on Liquidation Events and Share Sales

9.	LIQUIDATION EVENTS AND SHARE SALES

9.1.	Liquidation Event

On a Liquidation Event, the assets of the Company remaining after the satisfaction of its liabilities shall be applied amongst, and distributed to, Shareholders in the following order of priority:

(a)	first, to each Holder of A Preference Shares, an amount equal to the Subscription Price in respect of each A Preference Share held by him together with a sum equal to any Arrears on such shares calculated down to and including the date of the Liquidation Event, SAVE THAT if the available assets are not sufficient to distribute in full the amounts so due in respect of all A Preference Shares, then the available assets (if any) shall be distributed rateably as between the Holders of A Preference Shares in proportion to the Subscription Price plus Arrears in respect of each A Preference Share (and no distribution shall be made pursuant to Article 9.1(b)); and

(b)	thereafter, in distributing the balance of remaining available assets, if any (after accounting in full for the distribution of assets under Article 9.1(a)),to the Holders of Ordinary Shares pro rata in respect of the number of Ordinary Shares held.

9.2.	Business Sale

As soon as practicable after the receipt of the consideration payable to the Company in respect of a Business Sale, the Company shall distribute the remaining assets of the Company after satisfaction of its liabilities in accordance with Article 9.1.

9.3.	Share Sale

(a)	On a Share Sale (other than a BGL Transfer), the proceeds of such Share Sale (the “Sale Proceeds”) shall be applied amongst the Holders who have transferred Shares as part of such Share Sale (“Transferors”) in the following order of priority:

(i)	first, to each Transferor of A Preference Shares, an amount equal to the Subscription Price in respect of each A Preference Share transferred by him as part of such Share Sale together with a sum equal to any Arrears on such shares calculated down to and including the date of the Share Sale, SAVE THAT if the Sale Proceeds are not sufficient to permit the application in full of the amounts so due in respect of all A Preference Shares transferred as part of the Share Sale, then the Sale Proceeds shall be applied rateably as between such Transferors in proportion to the Subscription Price plus Arrears in respect of each A Preference Share so transferred as part of such Share Sale (and no application of Sale Proceeds shall be made pursuant to Article9.3(a)(ii)); and

(ii)	thereafter, in applying the balance of remaining Sale Proceeds, if any (after accounting in full for the application of Sale Proceeds under Article9.3(a)(i)), to each Holder of Ordinary Shares pro rata in respect of the number of Ordinary Shares transferred by each such Transferor as part of such Share Sale.

(b)	If any available assets on a Liquidation Event or any Sale Proceeds include: (i) any non-cash assets or proceeds (“Non-Cash Consideration”); and/or (ii) any deferred and/or contingent assets or proceeds (“Delayed Consideration”) then Articles 9.1, 9.2 and 9.3 shall apply to such Non-Cash Consideration and/or Delayed Consideration in such manner as the Board (acting reasonably and in good faith) may determine, subject to the approval by a Series A Majority (if any A Preference Shares remain outstanding). Such determination may include, without limitation, the cash equivalent value of any such assets or proceeds and/or the timing of any payment or distribution thereof.

PART 4

New Issues

10.	ALLOTMENT OF RELEVANT SECURITIES

10.1.	Authority to allot

The directors shall be generally and unconditionally authorised pursuant to section 551 of the Act to exercise all the powers of the Company to allot shares in the Company and grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of £750,000, provided that such authorities will expire on the date being five years from the date of Adoption, but the Company may before any such authority expires make an offer or agreement which would or might require the Company to allot shares in the Company and/or grant rights to subscribe for, or to convert any security into, shares in the Company after such authority expires and the Board may allot shares in the Company and grant such rights pursuant to any such offer or agreement as if such authority had not expired.

10.2.	Pre-emption rights

(a)	Subject to Article 10.2(j), the Company shall not allot or issue (or agree to allot or issue) (a “New Issue”) any Relevant Securities (other than by way of Permitted Issue) (“New Securities”) unless the Company has first offered each Qualifying Shareholder (subject to Article 10.2(g)) the right to subscribe New Securities on the same terms (including, without limitation, as to price) as are proposed to be offered pursuant to such New Issue (the “Terms of Issue”) in accordance with this Article 10.2.

(b)	An offer made by the Company to the Shareholders under this Article 10.2 (a “Pre-emptive Offer”) shall be in writing and shall include details of: (i) the Terms of Issue; (ii) the period during which the offer may be accepted (which shall be not less than 10 days, and not more than 20 days, as from the date of the offer) (the “Offer Period”); (iii) the maximum number of New Securities as may be comprised in the New Issue (the “Total Number”); and (iv) the number of such New Securities as may be initially allocated to each Qualifying Shareholder to which the offer is so made (an “Initial Entitlement”) which allocation shall be made on a pro rata basis by reference to the number of Shares held by each Qualifying Shareholder as a proportion of the total number of Shares then in issue (in each case on an As Converted Basis).

(c)	A Pre-emptive Offer may be accepted by written notice to the Company, which notice shall state the maximum number of New Securities the relevant Qualifying Shareholder desires to so subscribe (which may not exceed the Total Number). The New Securities such Qualifying Shareholder so desires to subscribe in excess of its Initial Entitlement are referred to as “Excess Securities” and such a Shareholder being an “Excess Subscriber”.

(d)	At the end of the Offer Period (or, if earlier, upon all persons to whom the Pre-emptive Offer was made having accepted (or waived their rights under) such offer) the Company shall determine the final allocation of New Securities amongst persons who have accepted the Pre-emptive Offer (a “Final Entitlement”) as follows:

(i)	each Qualifying Shareholder shall be allocated a number of New Securities in respect of which it has accepted the Pre-emptive Offer up to its Initial Entitlement;

(ii)	to the extent a Qualifying Shareholder has not accepted the Pre-emptive Offer in respect of the whole of its Initial Entitlement then the unallocated balance of its Initial Entitlement shall be re-allocated as between the Excess Subscribers (if any) on a pro rata basis by reference to the number of Shares held by each Excess Subscriber (subject to Article 10.2(d)(iv)). Unallocated New Securities shall continue to be allocated amongst Excess Subscribers mutatis mutandis in accordance with the foregoing provisions of this Article 10.2(d)(ii) until all New Securities are so allocated (or, if earlier, until no Qualifying Shareholder desires to purchase any further New Securities (as stated in its acceptance of the Pre-emptive Offer));

(iii)	any allocation of any fraction of any New Security may, at the option of the Board, be disregarded or allocated by lot as between Qualifying Shareholders desiring to purchase such New Securities; and

(iv)	in no event shall the Final Entitlement of any Qualifying Shareholder exceed the maximum number of New Securities which such shareholder desires to subscribe (as stated in its acceptance of the Pre-emptive Offer), and the Company shall give written notice to each Qualifying Shareholder to whom New Securities are so allocated confirming such Holder’s Final Entitlement (if any) whereupon such Holder shall be bound to subscribe such New Securities pursuant to the Terms of Issue.

(e)	To the extent the Total Number of the New Securities exceeds the aggregate of all Final Entitlements, then the Company shall be free to allot and/or issue (and/or agree to allot and/or issue) such excess New Securities on the Terms of Issue to such persons as the Board shall determine (provided that such allotment and/or issue is made (or agreement to so allot and/or issue is entered into) within 60 days following the date on which the Final Entitlements are notified by the Company pursuant to Article 10.2(d)).

(f)	Subject to Article 10.2(g), a Holder may assign (in whole or in part) its right to subscribe its Final Entitlement to any of its Permitted Transferees provided that such Permitted Transferee shall when so subscribing for New Securities execute and deliver to the Company a deed of adherence to any applicable agreement as between the Company and some (or all) of its Shareholders as concerns the conduct of the affairs of the Company (such deed of adherence to be in such form as reasonably required by the directors).

(g)	The directors may exclude from any Pre-emptive Offer any Shareholder(s) other than a Holder of A Preference Shares (and may prohibit any assignment pursuant to Article 10.2(f) or otherwise preclude any subscription of New Securities by any such person(s)) if the directors reasonably believe that the communication of such Pre-emptive Offer or subscription of New Securities by such person(s) would be unlawful or would require the Company to incur disproportionate cost and expense in order to comply with applicable laws concerning the communication of such Pre-emptive Offer to such person(s) and/or the subscription of New Securities by such person(s).

(h)	The Company may, by written notice to the Shareholders, withdraw a Pre-emptive Offer (whereupon all acceptances and Final Entitlements in respect thereof shall be void and of no effect, all consideration advanced to the Company in respect thereof shall be returned, and the Company shall have no further liability or obligation in respect of the withdrawal of the Pre-emptive Offer). The Company may not proceed to make a New Issue where the Pre-emptive Offer in respect thereof has been so withdrawn.

(i)	The statutory pre-emption rights contained in section 561 of the Act shall not apply to the Company.

(j)	The pre-emption rights and other provisions contained in Article 10.2 shall not apply where all of the Holders of A Preference Shares have so agreed in writing to the disapplication of the provisions of Article 10.2 in respect of a New Issue.

10.3.	Power to pay commission

The Company may exercise the powers of paying commissions conferred by the Act.

PART 5

Share Transfers

11.	TRANSFER OF SHARES

11.1.	Restriction on the transfers of Shares

(a)	At any time:

(i)	up to the earlier of (A) Phase II Closing; (B) the delivery to the Company of a No-Exercise Notice; or (C) the Phase II Closing Date (as extended by the period of time set out in Article 7.2) where Phase II Closing does not occur for any reason, no Shareholder may transfer any interest in any Share other than in accordance with Article 12 (Permitted Transfers), Article 14 (Compulsory Transfers) or Article 16 (Drag Right);and

(ii)	after the earlier of (A) Phase II Closing; (B) the delivery to the Company of a No-Exercise Notice; or (C) the Phase II Closing Date (as extended by the period of time set out in Article 7.2) where Phase II Closing does not occur for any reason, no Shareholder may transfer any interest in any Share other than in accordance with Article 12 (Permitted Transfers), Article 13 (Preemption of Share Transfers), Article 14 (Compulsory Transfers), Article 15 (Co-sale Rights), or Article 16 (Drag Right).

(b)	Notwithstanding any other provision of these Articles, any transfer of any interest in any Share made pursuant to a BGL Transfer shall be made free of any restriction set out in these Articles.

(c)	Any purported transfer in breach of this Article 11.1 shall be of no effect and the directors shall refuse to register any such purported transfer

11.2.	Transfers or grants of interests

References in Articles11.1 and 13.1 to a ‘transfer’ of any Share includes a transfer or grant of any interest in any Share or of any right attaching to any Share, whether by way of sale, gift, holding on trust, charge, mortgage or pledge, or in any other way, and whether at law or in equity, and also includes an agreement to make any such transfer or grant or to exercise the voting rights attaching to a Share at the direction of any third party.

11.3.	Registration of transfers

The directors shall register all transfers of Shares permitted by and effected in accordance with these Articles within 14 days of the following being lodged at the registered office of the Company (or such other place in the United Kingdom as the directors may have notified to Shareholders for such purpose):

(a)	the duly stamped transfer (or transfer certified as being exempt from stamp duty);

(b)	the certificates for the Shares to which the transfer relates (or an indemnity in lieu of lost or destroyed certificates in a form reasonably satisfactory to the directors);

(c)	where made in reliance on Article 12 (Permitted Transfers), such documentation as the directors may reasonably require evidencing the compliance of the transfer with such Article; and

(d)	if so required by the directors, a duly executed deed of adherence to any applicable agreement as between the Company and some (or all) of its Shareholders as concerns the conduct of the affairs of the Company (such deed of adherence to be in such form as reasonably required by the directors).

12.	PERMITTED TRANSFERS

12.1.	Save with respect to any Shares the subject of a Transfer Notice (or a Compulsory Transfer Notice) or notice served under Article 16.1(a), the following transfers may, subject to Article 11.3, be made without restriction:

(a)	a transfer of Shares by any Shareholder to any other person where the Company has determined that such transferee shall be deemed a ‘Permitted Transferee’ of such transferor;

(b)	a transfer of Shares by an individual to:

(i)	a Privileged Relation (aged 18 or over) of such individual; or

(ii)	the trustee(s) of a trust (acting in that capacity) where the only beneficiaries of such trust are the relevant individual and/or his Privileged Relations;

(c)	a transfer of Shares by a Shareholder which is an undertaking to any of its Affiliates or to any undertaking that is Controlled (directly or indirectly) by the same person as the Shareholder, provided that if the transferee ceases to be an Affiliate of such transferor, or ceases to be Controlled (directly or indirectly) by the same person that Controls the transferor, the transferee shall:

(i)	immediately notify the Company of such occurrence; and

(ii)	if so required by the Company, immediately re-transfer the Shares in question to the transferor (or an Affiliate thereof and failing such retransfer, the Company may authorise some person to execute transfers of the relevant Shares in favour of such transferor and may thereupon enter the name of such transferor in the register of members of the Company as the Holder of such Shares;

(d)	a transfer of Shares by a Shareholder which is:

(i)	a person whose principal business is to arrange, manage or advise upon investments (being, where applicable, duly authorised by the Financial Conduct Authority or other relevant regulator) (an “Investment Manager”); or

(ii)	a collective investment scheme, partnership, syndicate or other entity whose principal business is to make investments and whose business is managed by an Investment Manager (an “Investment Fund”); or

(iii)	a nominee of an Investment Manager or Investment Fund,

to any of the following transferees:

(iv)	where the Shareholder is an Investment Manager (or a nominee thereof), to any person who is (A) a participant (directly or indirectly) or partner in or member of any Investment Fund which is managed by such Investment Manager (but only in connected with a distribution of assets by such Investment Fund); (B) an Investment Fund whose business is managed by the Investment Manager who is or whose nominee is the transferor; or (C) any other Investment Manager who manages the business of the Investment Fund in respect of which Shares are held; or

(v)	where the Shareholder is an Investment Fund (or a nominee thereof), or any person who is (A) a participant (directly or indirectly) or partner is a member of such Investment Fund (but only in connection with a distribution of assets by such Investment Fund); (B) any other Investment Fund (or nominee thereof) whose business is managed by the same Investment Manager as manages the transferor Investment Fund; or (C) an Investment Manager who manages the business of the transferor Investment Fund, or to a nominee of any such Permitted Transferee; and

(e)	a transfer of Shares by a Shareholder which is an undertaking to:

(i)	a nominee (acting in that capacity) holding such Shares for the sole benefit of such transferor (or any Permitted Transferee thereof); or

(ii)	a trustee (acting in that capacity) where the only beneficiaries of such trust are the transferor (and/or any of the Permitted Transferees thereof),

provided that if such nominee/ trustee ceases to so hold the Shares transferred to it (including, without limitation, if any person beneficially interested in such Shares ceases to be a Permitted Transferee of the transferor) then the nominee/trustee shall:

(iii)	immediately notify the Company of such occurrence; and

(iv)	if so required by the Company, immediately re-transfer the Shares in question to the transferor (or a Permitted Transferee thereof) and failing such re-transfer, the Company may authorise some person to execute transfers of the relevant Shares in favour of such transferor (or a Permitted Transferee thereof) and may thereupon enter the name of such person in the register of members of the Company as the Holder of such Shares.

12.2.	Any interest in Shares the subject of a Compulsory Transfer Notice under Article 14.2 or a Transfer Agreement under Article 15 may not be transferred under Article 12.1 without the written approval of the Board.

13.	PRE-EMPTION ON SHARE TRANSFERS

13.1.	Transfer Notices

(a)	A person (a “Seller”) who wishes to transfer any Shares(s) (except in accordance with Article 12 (Permitted Transfers) or Article 16 (Drag Rights)) shall first give written notice to the Company (a “Transfer Notice”). A Transfer Notice shall constitute the Company the Seller’s agent for the sale, free from all encumbrances, of the whole of the legal and beneficial title to the Shares specified therein (the “Sale Shares”).

(b)	A Transfer Notice shall specify:

(i)	the number and class of Sale Shares;

(ii)	a cash price per Share at which the Sale Shares are offered for sale (save that, in respect of a Compulsory Transfer Notice, the price shall be Market Value (or, if applicable, the sale price determined in accordance with Article 14.4(b) or Article 14.4(c) (as the case may be))) (the “Sale Price”);

(iii)	whether or not the Seller’s offer is conditional on acceptances being received for all of the Sale Shares (a “Total Transfer Condition”); and

(iv)	other than in the case of a Compulsory Transfer Notice, the name of the person(s) (the “Proposed Buyer(s)”) to whom the Seller proposes to sell the Sale Shares.

(c)	No Compulsory Transfer Notice shall contain a Total Transfer Condition. Save for any Total Transfer Condition, a Transfer Notice may not be conditional.

(d)	A Transfer Notice shall be irrevocable.

13.2.	Offer of Sale Shares

(a)	Subject to Article 14.3, the Company shall promptly following service of a Transfer Notice (and, if a Compulsory Transfer Notice, following determination of the applicable Market Value (or, if applicable, determination of the Sale Price in accordance with Article 14.4(b) or Article 14.4(c) (as the case may be))) give written notice offering the Sale Shares for sale as follows:

(i)	in respect of Sale Shares which are A Preference Shares, to the Holders of A Preference Shares; and

(ii)	in respect of Sale Shares which are Ordinary Shares, to the Holders of A Preference Shares and to the Holders of Ordinary Shares (as if such Holders were members of the same class),

provided in each case that no such notice so offering the Sale Shares shall be given to the Seller or any other person(s) then offering Shares pursuant to any further Transfer Notice(s) (nor any Associate or Affiliate of any of the foregoing) and no such notice so offering Sale Shares shall be required to be given to any Permitted Transferee of any Seller (or any Permitted Transferee of any Associate or Affiliate of any Seller). Further no such notice offering the Sale Shares shall be required to be given to any person(s) if and to the extent the directors reasonably believe that the communication of such offer, or the acceptance thereof, by such person(s) would be unlawful or would require the Company to incur disproportionate cost and expense in order to comply with applicable laws concerning the communication of such offer to such person(s) and/or the acceptance of such offer by such person(s). The persons to whom such a notices so offering the Sale Shares are to be given in accordance with Article 13.2(a) (or, if applicable, Article 14.3(a)(ii)) being the “Eligible Offerees”.

(b)	A notice given by the Company to Eligible Offerees pursuant to Article 13.2(a) shall state: (i) the matters specified in the Transfer Notice; (ii) the period during which the offer of Sale Shares may be accepted (which shall be a period shall be determined by the Board and shall be not less than 10 Business Days, and not more than 20 Business Days, as from the date of the notice so given by the Company) (the “Sale Period”); and (iii) the number of Sale Shares as may be initially allocated for purchase by such Eligible Offeree (an “Initial Allocation”) determined (save where Article 14.3(a)(ii) applies), as follows:

(i)	in respect of a Sale of Shares which are A Preference Shares, the Initial Allocation shall be determined on a pro rata basis by reference to the number of APreference Shares held by each Eligible Offeree as a proportion of the total number of A Preference Shares held by all Eligible Offerees;

(ii)	in respect of a Sale of Shares which are Ordinary Shares, the Initial Allocation shall be determined on a pro rata basis by reference to the number of Shares held by each Eligible Offeree as a proportion of the total number of Shares held by all Eligible Offerees (calculated on an As Converted Basis).

(c)	Save where Article 14.3(a)(ii) applies, during the Sale Period an Eligible Offeree may by written notice to the Company accept the offer so made to it, in which event its acceptance notice shall state the maximum number of Sale Shares the Eligible Offeree desires to purchase (which may not exceed the total number of Sale Shares). The number of Sale Shares an Eligible Offeree so desires to purchase in excess of its Initial Allocation are referred to as “Excess Shares”and such an Eligible offeree being an “Excess Offeree”.

(d)	Save where Article 14.3(a)(ii) applies, at the end of the Sale Period (or, if earlier, upon all Eligible offerees having accepted (or waived their rights under) such offer) the Company shall determine the final allocation of Sale Shares to each Eligible Offeree (a “Final Allocation”) as follows:

(i)	each Eligible Offeree shall be allocated a number of Sale Shares in respect of which it has accepted the offer up to its Initial Allocation;

(ii)	to the extent an Eligible Offeree has not accepted the offer in respect of the whole of its Initial Allocation then:

(A)	in respect of Sale Shares which are A Preference Shares, the unallocated balance of its Initial Allocation shall be re-allocated as between the Excess Offerees (if any) on a pro rata basis by reference to the number of A Preference Shares held by each Excess Offeree (subject always to Article 13.2(d)(iv)). Unallocated Sale Shares shall continue to be allocated amongst Excess Offerees mutatis mutandis in accordance with the foregoing provisions of this Article 13.2(d)(ii)(A) until all Sale Shares are so allocated (or, if earlier, until no Excess Offeree desires to purchase any further Sale Shares (as stated in its acceptance of the offer));

(B)	in respect of Sale Shares which are Ordinary Shares, the unallocated balance of its Initial Allocation shall be re-allocated as between the Excess Offerees on a pro rata basis by reference to the number of Shares held by each Excess Offeree (subject always to Article 13.2(d)(iv)). Unallocated Sale Shares shall continue to be allocated amongst Excess Offerees mutatis mutandis in accordance with the foregoing provisions of this Article 13.2(d)(ii)(B) until all Sale Shares are so allocated (or, if earlier, until no Excess Offeree desires to purchase any further Sale Shares (as stated in its acceptance of the offer));

(iii)	any allocation of any fraction of any Sale Share may, at the option of the Board, be disregarded or allocated by lot as between Eligible Offerees desiring to purchase such Sale Share; and

(iv)	in no event shall the Final Allocation of an Eligible Offeree exceed the maximum number of Sale Shares which such person desires to purchase as stated in its acceptance of the offer.

(e)	Notwithstanding the foregoing, if the Transfer Notice included a valid Total Transfer Condition, then if the aggregate Final Allocations as determined in accordance with the above provisions of this Article 13.2 are less than the number of Sale Shares, then:

(i)	the offer to Eligible Offerees shall lapse and the Final Allocation of each Eligible Offeree shall instead be nil; and

(ii)	the Seller shall be entitled to sell the Sale Shares to the Proposed Buyer in accordance with Article 13.4.

13.3.	Sale to Eligible Offerees

(a)	Promptly following the determination of the Final Allocations, the Company shall give written notice (an “Allocations Notice”) to each Eligible Offeree and the Seller setting out details of the Final Allocations.

(b)	Save where all Final Allocations are nil, the Allocations Notice shall specify a date determined by the Board (the “Sale Date”) on which the sale and purchase of Sale Shares in accordance with the Allocations Notice shall occur.

(c)	On the Sale Date each Eligible Offeree shall purchase, and the Seller shall sell to each Eligible Offeree with full title guarantee free from all encumbrances and third party interests, the Sale Shares the subject of such Eligible Offeree’s Final Allocation at the Sale Price per Sale Share and:

(i)	the Seller shall deliver a duly executed instrument of transfer in respect of such Sale Shares to the relevant Eligible Offeree (or to the Company to be received on trust for such Eligible Offeree) together with the share certificate in respect thereof (or an indemnity in a form approved by the Board in respect of any lost or destroyed certificate); and

(ii)	such Eligible Offeree shall pay to the Seller (or to the Company to be received on trust for the Seller) the aggregate price payable at the Sale Price in respect of the Sale Shares to be so purchased by the Eligible Offeree.

(d)	If the Seller defaults in complying with its obligations under Article 13.3(c) then the Company shall have power and authority on behalf of the Seller to, and may so, authorise some person to execute transfers, and (where applicable) any indemnity in respect of any missing share certificate, on behalf of the Seller and deliver the same to the relevant Eligible Offeree(s) entitled thereto.

13.4.	Sale to Proposed Buyer(s)

(a)	Conditional on the Seller’s compliance with Articles 13.3 and 15, to the extent that any Sale Shares are not the subject of the Final Allocations for transfer to Eligible Offerees (“Unallocated Shares”), the Seller shall be entitled during the period of 50 Business Days subsequent to the date of the Allocations Notice to transfer those Unallocated Shares to the Proposed Buyer(s) named in the Transfer Notice (or an Affiliate thereof) (or such other person(s) as may be approved by an Investor Majority).

(b)	Any transfer of Unallocated Shares pursuant to Article 13.3(a) must:

(i)	be made at a price per Share not less than the Sale Price (subject to any reallocation of such consideration in accordance with Article 9.3 in the event of a Share Sale); and

(ii)	be a transfer of all the Unallocated Shares if the Transfer Notice was subject to a Total Transfer Condition.

(c)	Article 13.4(a) shall not apply in respect of Sale Shares the subject of a Compulsory Transfer Notice.

14.	COMPULSORY TRANSFERS

14.1.	Compulsory Transfer Events

(a)	For the purposes of these Articles, a Compulsory Transfer Event shall occur in relation to a Holder, if that Holder:

(i)	makes any proposal for a composition in satisfaction of his debts, or a scheme of arrangement of his affairs, or makes any arrangement or compromise with his creditors generally or has a bankruptcy order made against him, or is subject to any order or resolution for the commencement of any winding-up, administration, liquidation or dissolution (or is otherwise subject to any event analogous to any of the foregoing in any jurisdiction);

(ii)	dies (if an individual) (other than to the extent such Shares are (or will be) transferred by the deceased’s estate to persons who (immediately prior to the deceased’s death) were Permitted Transferee(s) of the deceased);

(iii)	is an individual, and by reason of his mental health he becomes the subject of an order of the court (or applicable law) which wholly or partly prevents him from personally exercising the powers or rights he may otherwise have in his capacity as a Holder of Shares;

(iv)	is an undertaking (other than BGL, PTCF or a Permitted Transferee of BGL or PTCF) and it (or its parent undertaking) is subject to a change of Control (save where the person(s) so acquiring Control were Permitted Transferee(s); or

(v)	is a nominee or trustee, and if:

(A)	any person holding any beneficial interest in the Shares so held by such Holder is subject to a Compulsory Transfer Event (or would be if such person himself were a Holder); or

(B)	any person acquires any beneficial interest in the Shares so held by such Holder in breach of Article 11.1.

(b)	If a person becomes a Leaver (or notice is given, or received, pursuant to which he will become a Leaver) then a Compulsory Transfer Event shall occur in respect of such person and, if and to the extent so determined by the Board, his Permitted Transferees and Associates, except that for the avoidance of doubt, in the event that a Special Director becomes a Leaver, a Compulsory Transfer Event will not be taken to occur in respect of that Special Director’s Nominating Shareholder as a result of this Article 14.1(b).

(c)	Where any person has been (or was liable to have been) the subject of a Compulsory Transfer Event, if such person thereby ceases to hold (or does not otherwise hold) any interest in issued Shares, then if such person subsequently acquires any interest in any Shares a Compulsory Transfer Notice may, if so determined by the Board, be served on the Holder thereof in respect of such Shares.

(d)	If a Compulsory Transfer Event occurs in respect of any Holder, then such Holder shall promptly notify the Board in writing of such occurrence (and shall provide such further information in relation thereto as the Board may reasonably request).

14.2.	Compulsory Transfer Notices

(a)	If any Holder is the subject of a Compulsory Transfer Event the Board may require that a transfer notice (a “Compulsory Transfer Notice”) be served:

(i)	where the Compulsory Transfer Event arises under any of Articles 14.1(a)(i) to 14.1(a)(iv), then in respect of all of the Shares held by the relevant Holder;

(ii)	where the Compulsory Transfer Event arises under Article 14.1(a)(v), then in respect of such number of Shares as the relevant Holder shall evidence in writing to the reasonable satisfaction of the Board as being beneficially held for any person(s) within the scope of:

(A)	Article 14.1(a)(v)(A) (but excluding Shares which would be Retained Shares if Article 14.2(a)(iii) would apply if the person beneficially entitled to such Shares were the Holder); and/or

(B)	Article 14.1(a)(v)(B),

and if such evidence is not so provided by such Holder then all (or such lesser proportion may be determined by the Board) of the Shares held by the relevant Holder;

(iii)	where the Compulsory Transfer Event arises under Article 14.1(b), then:

(A)	if the relevant Leaver is a Bad Leaver, then in respect of:

(1)	all Shares held by the Leaver; and

(2)	such Shares held by such Leaver’s Permitted Transferees and Associates as the Board may in each case so determine; or

(B)	if the relevant Leaver is not a Bad Leaver, then in respect of:

(1)	all Shares (other than Retained Shares) held by the Leaver; and

(2)	such Shares (other than Retained Shares) held by such Leaver’s Permitted Transferees and Associates as the Board may in each case so determine.

(b)	A Compulsory Transfer Notice shall be deemed served (whether or not actually served by the relevant Holder) on the date the Board requires such notice to be served in accordance with Article 14.2(a).

(c)	A Compulsory Transfer Notice may only be revoked by the Board.

(d)	The provisions of Article 14.2(a) shall be subject to any agreement to the contrary made by the Company in accordance with Article 14.2(e).

(e)	If so approved by the Board, the Company may (in its discretion) agree in writing that a Compulsory Transfer Notice shall not apply in respect of some (or all) of those Shares as would (but for this Article 14.2(e)) otherwise be the subject of a Compulsory Transfer Notice as determined in accordance with Article 14.2(a).

14.3.	Company’s re-purchase of Leaver’s Shares

(a)	In respect of any Shares which are held by a Leaver (or Associate of a Leaver) which are the subject of aCompulsory Transfer Notice, if so determined by the Board, the Company may:

(i)	subject to the Act, re-purchase any such Shares (“Re-purchase Shares”) at the applicable Sale Price (whereupon such Shares shall be cancelled); or

(ii)	offer such Sale Shares to any person that the Board may in its discretion so decide, provided that any such person is (or who thereafter becomes):

(A)	a director or employee of, or a consultant to, the Company or any other member of the Company’s Group; or

(B)	an Associate of any person within (A) as aforesaid; or

(C)	a trustee or nominee who shall hold such Sale Shares on behalf of any person(s) (or class of present and/or future person(s) whether or not then identifiable) within (A) as aforesaid.

(b)	Where Article 14.3(a) applies, the Company shall notify the seller of any proposed repurchase of Shares pursuant to Article 14.3(a) and the date such re-purchase shall be made and on which date the seller shall sell with full title guarantee free from all encumbrances and third party interests the Re-purchase Shares to the Company at the Sale Price per share and:

(i)	the seller shall deliver a duly executed instrument of transfer in respect of such Re-purchase Shares to the Company together with the share certificate in respect thereof (or an indemnity in a form approved by the Board in respect of any lost or destroyed certificate); and

(ii)	the Company shall pay to the seller the aggregate price payable at the Sale Price in respect of the Re-purchase Shares to be so re-purchased.

(c)	If the seller defaults in complying with its obligations under Article 14.3(b) then the Company shall have power and authority on behalf of the seller to, and may so, authorise some person to execute transfers, and (where applicable) any indemnity in respect of any missing share certificate, on behalf of the seller and deliver the same to the Company.

14.4.	Market Value and Bad Leaver Sale Price

(a)	The “Market Value” of any Shares shall be:

(i)	such price as may be agreed in writing between the Holder thereof and the Company (and approved by the Board); or

(ii)	in the absence of such agreement under Article 14.4(a) such price as the Board (acting reasonably and in good faith) shall determine and notify to such Holder in writing,

save that if, within the period of five (5) Business Days following notification of the Board’s determination of Market Value pursuant to Article 14.4(a)(ii), the relevant Holder gives written notice to the Company of his objection to such determination, then the Market Value shall instead (unless otherwise agreed in writing between such Holder and the Company (and approved by the Board)) be such value as an Independent Expert shall certify to be in his opinion the market value thereof (as at the date of his certificate). In arriving at his opinion the Independent Expert will value the Shares on a going concern basis and assume an unrestricted sale between a willing seller and a willing buyer (ignoring any reduction or increase in value which may be ascribed to any Shares by virtue of the fact that they may represent a minority or majority interest) and the Independent Expert may choose to consider (or not consider) any further matters as the Independent Expert may in his sole discretion decide. The fees and expenses of the Independent Expert shall be payable by the Company and/or the Holder of such Shares in such proportion as the Independent Expert may so determine and notify to the Company (and, to the extent payable by the relevant Holder, the Company may apply any consideration for the sale of such Shares received by the Company on behalf of the Holder in satisfaction any such obligation of the Holder to pay towards that part of the Independent Expert’s fees so payable by the Holder).

(b)	Where a Leaver is a Bad Leaver the Sale Price of each Share the subject of a Compulsory Transfer Notice deemed served by such Bad Leaver (and, to the extent so determined by the Board subject to Article 14.1(b), each of his Permitted Transferees and Associates) shall be the lesser of:

(i)	the Subscription Price paid in respect of the relevant Share (or, if so approved by the Board such other price as the Bad Leaver (or, as the case may be, his Permitted Transferee or Associate) may have actually paid for the relevant Share); and

(ii)	the Market Value of the relevant Share.

(c)	Where a Leaver is not a Bad Leaver the Sale Price of each Share (other than a Retained Share) the subject of a Compulsory Transfer Notice deemed served by such Leaver (and, to the extent so determined by the Board subject to Article 14.1(b), each of his Permitted Transferees and Associates) shall be the Market Value of the relevant Share.

(d)	The determination of the Sale Price of any Share in accordance with this Article 14.4 shall be final and binding on all persons.

14.5.	Retained Shares

(a)	In respect of any Leaver (or, if so determined by the Board subject to Article 14.1(b), any Permitted Transferee or Associate of such Leaver), unless the relevant Leaver is a Bad Leaver, a proportion of the Shares held by such person shall be designated “Retained Shares”. The applicable proportion shall be determined as follows by reference to the date on which the relevant Leaver first became a Leaver:

Date on which the relevant Leaver first became a Leaver	Applicable proportion of the Shares to which the relevant Date of Acquisition relates
a) on or prior to the Date of Acquisition	Nil

b) on or after the Date of Acquisition	the cumulative aggregate Monthly Proportion in respect of all relevant months elapsed during the Vesting Period subsequent to the Date of Acquisition prior to the date on which the relevant Leaver first became a Leaver

(i.e., such that at the end of the Vesting Period, having commenced on the Date of Acquisition, the applicable proportion is 100%).

(b)	Where a Leaver (and/or his Permitted Transferees and Associates) hold different classes of Share and/or subject to different Dates of Acquisition, then the applicable proportion of such Shares shall be severally determined and applied in accordance with Article 14.5(a) in respect of each such class of Share acquired on each such Date of Acquisition.

(c)	Retained Shares shall not constitute a separate class of share.

(d)	Where Shares held by a Permitted Transferee or Associate of a Leaver are to be designated Retained Shares, then the applicable proportion (as stated in Article 14.5(a)) shall be by reference to such Shares (which may be some or all of the Shares held by such Holder) as the Board shall determine to be held by such Holder in connection with its being a Permitted Transferee or Associate of such Leaver.

(e)	Notwithstanding Article 14.5(a), if so determined by the Board, any Shares may be designated as Retained Shares in accordance with such dates and/or applicable proportions or on any other basis agreed in writing between the Company and the relevant Holder.

14.6.	Power of Company to purchase Shares

Subject to the Act and without prejudice to any other provision of these Articles, the Company may purchase its own shares (pursuant to Article 14.3 or otherwise) in accordance with Chapter 4 of Part 18 of the Act, including (without limitation) with cash up to any amount in a financial year not exceeding the lower of (i) £15,000; and (ii) the value of five per cent. (5%) of the Company’s issued share capital.

15.	CO-SALE RIGHTS

Ordinary Shares

15.1.	In the event of a proposed transfer (or series of connected transfers) of any interest in Ordinary Shares(that in aggregate equal not less than 10 per cent. (10%) in number of the issued Ordinary Shares) by a Shareholder(the “Selling Shareholder”) at any time after Phase II Closing (except in accordance with Article 12 (Permitted Transfers), Article 14 (Compulsory Transfers), or Article 16 (Drag Rights)) to any person (the “Buyer”), such transfer may not be made unless the Selling Shareholder has complied with the process set out in Article 13 (Preemption on Share Transfers) and given to the Company not less than 10 Business Days’ advance notice in writing of the proposed sale (the “Co-Sale Notice”), which the Company shall forthwith send to each Shareholder that did not take up its pre-emptive right under Article 13 and which shall specify:

(a)	the identity of the proposed Buyer;

(b)	the price per Share that the Buyer is proposing to pay;

(c)	the manner in which the consideration is to be satisfied;

(d)	the number of Shares that the Selling Shareholder proposes to sell; and

(e)	the address where the counter-notice should be sent.

15.2.	Each Shareholder shall be entitled, within 10 Business Days of transmission of the Co-Sale Notice (the “Acceptance Period”), to notify the Selling Shareholder that it wishes to sell a certain number of Shares held by them at the proposed Sale Price, by sending a counter-notice to the Selling Shareholder which shall specify the number of Shares that the Shareholder wishes to sell (each such Shareholder a “Accepting Shareholder”). The maximum number of Shares which an Accepting Shareholder can sell under this procedure shall be determined in accordance with the following formula:

(X/Y) x Z

where:

X = the number of Shares held by the Accepting Shareholder;

Y = the total number of Shares; and

Z = is the number of Shares the Selling Shareholder wishes to sell.

Any Shareholder who does not send a counter-notice to the Selling Shareholder within the Acceptance Period shall be deemed to have specified that it does not wish to sell any Shares.

15.3.	Following the expiry of the Acceptance Period, the Selling Shareholder shall be entitled to sell to the Buyer on the terms notified to the Shareholders in the Co-Sale Notice a number of Shares not exceeding the number specified in the Co-Sale Notice less any Shares that the Accepting Shareholders have indicated they wish to sell, provided that at the same time the Buyer (or another person acting on behalf of the Buyer) purchases from the Accepting Shareholders the number of Shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder from the Buyer.

A Preference Shares

15.4.	Articles 15.1 - 15.3 shall apply mutatis mutandis to the proposed transfer (or series of connected transfers) of any interest in A Preferences Shares (that in aggregate equal not less than 10 per cent. (10%) in number of the issued A Preference Shares) save that:

(a)	only Holders of A Preference Shares shall be “Accepting Shareholders”; and

(b)	references to “Shares” in items X, Y and Z in Article 15.2 shall be construed as references to A Preference Shares.

16.	DRAG RIGHTS

16.1.	Scope and application of Drag Rights

(a)	If, following the Phase II Closing Date (whether or not Phase II Closing occurs),the terms of an agreement, offer or other arrangement (a “Transfer Agreement”) accepted in writing by the Holders of not less than a majority in number of the Shares and such Transfer Agreement provides for a sale or transfer of Shares to be made such that the transferee (the “Purchaser”) (together with all persons (if any) acting in concert (within the meaning given in the City Code on Takeovers and Mergers) with such transferee) proposes to acquire the entire issued Share capital of the Company at the applicable Sale Consideration Price per Share then:

(i)	any Shareholder who has accepted such Transfer Agreement may (with the consent of the Purchaser) give notice of the proposed Transfer Agreement to any person who has not accepted the Transfer Agreement (a “Non-accepting Seller”) requesting that such Non-accepting Seller accept the terms thereof in respect of all Relevant Securities which he may hold (or thereafter acquire) and which are proposed to be acquired by the Purchaser pursuant to the Transfer Agreement (“Dragged Interests”), and if such Non-accepting Seller does not within 10 Business Days of such notice accept the Transfer Agreement in accordance with its terms in respect of all his Dragged Interests, such Non-accepting Seller shall in any event be deemed:

(A)	to have irrevocably consented to, and waived any pre-emption rights he may have in relation to, any transfer or issue of any Relevant Securities in connection with the proposed acquisition by the Purchaser;

(B)	on the date for the sale and purchase of such Dragged Interests in accordance with the terms of the Transfer Agreement, to transfer to the Purchaser with full title guarantee free from all encumbrances and third party interests the Dragged Interests for the consideration (if any) payable in respect thereof pursuant to the terms of the Transfer Agreement; and

(C)	to be bound by the further terms and conditions of the Transfer Agreement applicable to the Non-accepting Seller to the maximum extent permitted by applicable laws (save in respect of any Dragged Interests held by PTCF (or any of its Permitted Transferees) who shall, in addition to the requirements of the remainder of this Article 16.1 (but excluding this sub-Article 16.1(a)(i)(C)), be required to give customary warranties as to authority and capacity to enter into the Transfer Agreement and related documentation and the ability to convey title to its Dragged Interests); and

(ii)	if any Non-accepting Seller fails to deliver executed form(s) of acceptance, transfer form(s), certificate(s) (or an indemnity in a form reasonably acceptable to the Board in respect of any lost certificate(s)), any notice(s) of exercise or waiver of any right(s), and/or any other document(s), in each case concerning any Dragged Interests and as may be necessary or desirable (as determined by the Board) in connection with the transactions the subject of the Transfer Agreement, then such person shall be deemed to have appointed any director of the Company to be his agent and attorney to approve, agree, execute and deliver any or all of the foregoing on his behalf and to deliver the same to the Purchaser. It shall be no impediment to completion of the transfer of any Dragged Interests that any certificate in respect thereof has not been produced.

(b)	The Company (or its nominee) may receive, and give good receipt for, any consideration payable to any Non-accepting Seller, which consideration shall be held by the Company (or its nominee) for the benefit of such Non-accepting Seller. The Company shall be entitled to be paid from such consideration any amount otherwise payable by the Non-accepting Seller to any member of the Company’s Group (including, without limitation, any payments due in connection with the exercise of any option to acquire Shares). The payment of the remaining balance of such consideration due to the Non-accepting Seller may, in the sole discretion of the Board, be withheld pending any ratification by the Non-accepting Seller of the sale and transfer of Dragged Interests to the Purchaser and/or any act undertaken on behalf of (or deemed to be undertaken by) such Non-accepting Seller pursuant to this Article 16 and/or such Non-accepting Seller’s express written agreement (in a form acceptable to the Board) to be bound by the terms of the Transfer Agreement applicable to the Non-accepting Seller.

(c)	After the Purchaser (or his nominee) has been registered by the Company as the holder of any Dragged Interests transferred in accordance with this Article 15 the validity of such transaction shall not be questioned by any person.

(d)	The proceeds of any transfer of Shares in accordance with this Article 16 shall be allocated in accordance with Article 9.3.

17.	PRIMACY OF CO-SALE AND DRAG RIGHTS

Save as expressly provided in these Articles, all further provisions of the Articles and all other regulations of the Company relating to the transfer of Shares and the rights to registration of transfers shall be read subject to the provisions of Articles 15 and 16.

PART 6

Directors

18.	DIRECTORS’ CONFLICTS OF INTEREST

18.1.	Subject to the provisions of the Act and provided that he has disclosed to the Board the nature and extent of any relevant material interest of his, a director notwithstanding his office:

(a)	may be a party to or otherwise interested in any transaction or arrangement with the Company or in relation to which the Company is in any way interested;

(b)	may be a director or other officer of, or employed or engaged by, or be a party to any transaction or arrangement with, or otherwise interested in any undertaking promoted by, the Company or any undertaking in which the Company is in any way interested;

(c)	may (and any undertaking of which he is a partner, member or director may) act in a professional capacity for the Company or any undertaking in which the Company is in any way interested;

(d)	shall not by reason of his office be accountable to the Company for any benefit which he derives from such office service or employment, or from any such transaction or arrangement, or from any interest in any such undertaking, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

(e)	shall be entitled to vote and be counted in the quorum in relation to any matter concerning the foregoing paragraphs of this Article 18.1.

18.2.	For the purposes of this Article 18:

(a)	a general notice to the Board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified;

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his; and

(c)	an interest of a person who is for any purpose of the Act (excluding any statutory modification not in force when these Articles were adopted) connected with a director shall be treated as an interest of the director and in relation to an alternate director an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

18.3.	Subject to Articles 18.1 and 18.2, if a question arises as to the right of a director to participate in any meeting (or part of any meeting) for voting or quorum purposes, the question may be referred to the chairman of the meeting (or, where the question concerns the right of the chairman to participate, to the other members of the meeting who shall decide upon such matter by simple majority) and whose ruling in relation thereto shall be final and conclusive.

18.4.	The directors may authorise conflicts of interest in accordance with section 175 of the Act. Without prejudice to any other provision of these Articles, in exercising their powers to so authorise conflicts of interest contained in section 175 of the Act, each such authorisation may be granted on such terms as the Board (excluding the conflicted director) may determine, including (without limitation) the imposition on the conflicted director of obligations of confidentiality, exclusion from meetings of the directors at which matters relating to the conflict are to be discussed, exclusion from voting on matters relating to the conflict or the release of the conflicted director from any obligation to make available to the Company information imparted to him by, or obtained by him from, any party to whom he owes any relevant conflicting duty and every such authorisation may be withdrawn at any time by a resolution of the Board (excluding the conflicted director).

19.	ALTERNATE DIRECTORS

19.1.	A director (including a Special Director) may appoint any person as his or her alternate for a period determined by that director (“Alternate Director”).

19.2.	An Alternate Director is entitled to notice of directors’ meetings and, subject to these Articles if the appointor is not present at a meeting, is entitled to attend, be counted in a quorum and vote as a director. An Alternate Director is entitled to attend, but not vote, at each directors’ meeting at which the appointor is present.

19.3.	An Alternate Director is an officer of the Company and is not an agent of the appointor.

19.4.	The provisions of these Articles and the Shareholders Agreement which apply to directors also apply to Alternate Directors, except that Alternate Directors are not entitled to any remuneration from the Company.

19.5.	The appointment of an Alternate Director may be revoked at any time by the appointor.

19.6.	An Alternate Director’s appointment ends automatically when his or her appointor ceases to be a Director.

19.7.	Any appointment or revocation under this clause must be effected by written notice delivered to the Company’s registered office.

20.	SPECIAL DIRECTORS

20.1.	The Company may (with the written consent of a Series A Majority) by instrument or agreement in writing confer on one or more persons (each a “Nominating Shareholder”) the right (a “Nomination Right”) to nominate a person to hold office as a Special Director in accordance with this Article 20.

20.2.	If and for as long as the Nomination Right remains exercisable, then the relevant Nominating Shareholder shall be entitled to appoint any one person to hold office at any one time to act as a director of the Company (a “Special Director”) and to remove from office any person so appointed and to appoint another person in his place.

20.3.	The Company shall procure, if so requested by a Nominating Shareholder, that any Special Director appointed by such Nominating Shareholder shall also be appointed and hold office (if and for so long as such person remains a Special Director) as a director of any subsidiary undertaking of the Company.

20.4.	The conferring of a Nomination Right must expressly refer to such right being so conferred pursuant and subject to the provisions of this Article 20. A Nomination Right may be conferred on such further terms as the Board may approve and accordingly such right may (without limitation) be expressed to: (i) be exercisable subject to the satisfaction of one or more conditions (including, without limitation, any requirement as to any minimum number of Shares to be held by the Nominating Shareholder and its Permitted Transferees); and/or (ii) lapse upon the occurrence of certain events.

20.5.	All Nomination Rights:

(a)	shall automatically lapse upon completion of a Share Sale; and

(b)	shall be assignable by a Nominating Shareholder to any of its Permitted Transferees to whom the Nominating Shareholder may have transferred any interest in Shares (or otherwise if approved by the Board).

20.6.	The Company may confer multiple Nomination Rights on the same Nominating Shareholder thereby entitling such Nominating Shareholder to appoint one Special Director per Nomination Right.

20.7.	If a Nominating Shareholder is not a Shareholder, this Article 20 may be enforced by any Shareholder who is a Permitted Transferee of such Nominating Shareholder on behalf of such Nominating Shareholder. If neither the Nominating Shareholder nor any Permitted Transferee of the Nominating Shareholder is a Shareholder, then the Nomination Right of such Nominating Shareholder shall be unenforceable.

20.8.	In the event that a resolution to remove a Special Director from office as a director of the Company is proposed pursuant to section 168 of the Act (or otherwise by resolution of the Shareholders) then, in respect of such resolution only, each Share held by the Nominating Shareholder having the right to appoint such a Special Director (and each Share held by each Permitted Transferee of such Nominating Shareholder) shall carry 1,000,000 votes per Share (notwithstanding any provision of these Articles to the contrary).

20.9.	Appointment and removal of a Special Director pursuant to this Article 20 shall be effected by written notice to the Company from the Nominating Shareholder so appointing or removing such Special Director, which appointment or removal (as the case may be) shall take effect on delivery at the Company’s registered office (or at any meeting of the Board or any committee thereof or at such later time as may be specified in the notice.

21.	REMOVAL OF DIRECTORS

21.1.	The office of a director shall be vacated if:

(a)	he resigns by written notice delivered to the Company or tendered (whether or not in writing) at a meeting of the Board or to the chairman of the Board;

(b)	he ceases to be a director by virtue of a provision of the Act, is removed from office pursuant to the Articles or becomes prohibited by law from being a director;

(c)	he has a bankruptcy order made against him;

(d)	a composition or arrangement is made with his creditors generally;

(e)	a registered medical practitioner who is treating him gives a written opinion that he has become physically or mentally incapable of acting as a director and may remain so for more than three months; not being a Special Director; or

(f)	save in respect of a Special Director, he shall be removed from office by notice in writing served upon him signed by all of his co-directors (such number of co-directors being not less than two).

PART 7

Miscellaneous

22.	INDEMNITY

22.1.	Directors and secretaries may be indemnified subject to the statutes

Without prejudice to any indemnity which any person referred to in this Article 22.1 may otherwise be entitled, every present and former director, alternate director and secretary of the Company (each an “Indemnified Person”) shall be indemnified by the Company against all liabilities, costs, charges and expenses incurred by him to any person(s) other than the Company or any company associated with the Company (within the meaning of section 256 of the Act) in the execution and discharge of his duties to the Company and/or any company associated with the company (within the meaning of section 256 of the Act) including any liability incurred by any Indemnified Person to any person(s) other than the Company or any company associated with the Company (within the meaning of section 256 of the Act) in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by him as an officer or employee of the Company or any company associated with the Company (within the meaning of section 256 of the Act) provided that the indemnity set out in this Article 22.1 shall not extend to any liability arising out of the fraud or dishonesty of the relevant Indemnified Person or the obtaining of any personal profit or advantage to which the relevant Indemnified Person was not entitled and further, in no event shall any Indemnified Person be entitled to any indemnity against:

(a)	any liability incurred by him to the Company or any company associated with the Company (within the meaning of section 256 of the Act);

(b)	any liability incurred by him to pay any fine imposed in any criminal proceedings;

(c)	any liability incurred by him to pay any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

(d)	any liability incurred by him in defending any criminal proceedings in which he has been convicted and such conviction has become final;

(e)	any liability incurred by him in defending any civil proceedings brought by the Company or any company associated within the Company (within the meaning of section 256 of the Act) in which a final judgment has been given against him; nor

(f)	any liability incurred by him in connection with any application under sections 661(3) or (4) of the Act or section 115 of the Act where in either such case the court refuses to grant him relief and such refusal has become final.

22.2.	Power to provide funds

The Company may provide funds (either directly or indirectly) to any Indemnified Person to meet expenditure incurred or to be incurred by him in proceedings (whether civil or criminal) brought by any person which relate to anything done or omitted, or alleged to be done or omitted, by him as an officer or employee of the Company or any company associated with the Company (within the meaning of section 256 of the Act) provided that he will be obliged to repay such funds no later than:

(a)	in the event that he is convicted in criminal proceedings, the date when the conviction becomes final;

(b)	in the event of judgment being given against him in civil proceedings, the date when the judgment becomes final (except that such funds need not be repaid to the extent that the expenditure to which the funds were applied is recoverable under Article 22.1); or

(c)	in the event that the court refuses to grant him relief on any application under sections 661(3) or (4) of the Act or section 115 of the Act, the date when the refusal becomes final.

22.3.	Power to purchase and maintain insurance

Without prejudice to the provisions of Article 22.1, the Company shall have power to purchase and maintain, at the cost of the Company, insurance for, or for the benefit of, any persons who are or were at any time directors, officers (excluding auditors) or employees (but not advisers) of the Company, or of any other company associated with the company (within the meaning of section 256 of the Act) (an “Insured Person”). Such insurance may cover any liability of the Insured Person in connection with any negligence, default, breach of duty or breach of trust by him in relation to any such company as aforesaid or otherwise in connection with his duties powers or office.